                                                                   EXHIBIT 10.18


                                LICENSE AGREEMENT

ENTERED INTO IN VANCOUVER, BRITISH COLUMBIA, this 3RD day of MARCH, 2001

BETWEEN: PHON-NET.COM, INC., a Florida corporation duly constituted under the laws of Florida, having its head office or principal place of business at 600-750 W. Pender St., Vancouver, BC, V6C 2T7 (hereinafter referred to as the "LICENSOR")

AND: CHINABUSINESSCHAIN GROUP, LLC., a corporation duly constituted under the laws of California, having its head office or principal place of business at 317 W. Main Street, Suite #205, Alhambra, CA, 91801 (hereinafter referred to as the "LICENSEE")


                                    PREAMBLE

WHEREAS the Licensor has created and is the owner of the "PHON-NET Direct Connect" software (the "Software") that enables a detailed description of the Software's functionalities and specifications being attached to this License Agreement (the "Agreement") and identified as Schedule A;

WHEREAS Licensee intends to use the Software in conjunction with Licensee's other ventures and new ventures to distribute Software;

WHEREAS the Licensor agrees to license the Licensee with the Software, subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the aforementioned premises and the mutual covenants hereinafter set forth, the Preamble forming integral part of this Agreement, the parties agree as follows:

                                    SECTION 1
                                   DEFINITIONS

1.1. For the purposes of the Agreement, unless otherwise expressly provided, the following terms shall have the meaning set forth below:

    "Effective Date"        means the date referred to at the beginning of the
                            present Agreement;

    "License Fee"           means the costs charged to the Licensee as described
                            in section 3 and Schedule B hereof;

    "Licensed Know-How"     means and includes any and all technical
                            information, processes, uses, compositions, detailed design information and any and all modifications, improvements and developments thereof owned by the Licensor and necessary for the use of the Software;

    "Licensee's             Core Business" means Licensee's business of allowing
                            manufacturers, retailers, product and service marketers and packaged goods companies to distribute
                            PHON-NET Direct Connect to connect consumers to retailers by telephone while viewing the retailer's web page;

    "Territory"             means China, Taiwan and Hong Kong exclusively;

    "User Database"         means the database comprising of all information
                            generated through the use of the Software pursuant to this Agreement, during the term of this Agreement and any renewal periods thereafter; and


                                    SECTION 2
                  LICENSE AND RIGHTS PERTAINING TO THE SOFTWARE

2.1. The Licensor represents and warrants that it has the rights to use and license the Software, that the present license is granted to the Licensee pursuant to and in respect of those foregoing rights and that the Licensor has full power and authority to enter into and perform this Agreement.

2.2. Subject to the terms and conditions of the present Agreement, the Licensor grants to the Licensee during the term of this Agreement, the exclusive right to use, market and sublicense the Software in the Territory.

                                    SECTION 3
                                   LICENSE FEE

3.1. For the duration of this Agreement and any renewal periods thereafter, the Licensee shall pay to the Licensor, in US funds, on a quarterly basis for licenses sold in the quarter, the License Fee, the amount and particulars of which are further detailed in Schedule B annexed hereto and forming part of this Agreement.

                                    SECTION 4
                              TERM AND TERMINATION

4.1. Unless otherwise terminated and subject to subsection 4.2 hereof, this Agreement shall end twenty-four (24) months from the date of execution of this Agreement.

4.2. The Licensee may, in its sole discretion, renew the term of this Agreement for an additional twenty-four (24) month period from the expiry of the term provided for at subsection 4.1 hereof or any lesser or greater term as may be agreed to by the parties, by providing at least thirty

         (30) days written notice to the Licensor prior to the expiry of the term provided for at subsection 4.1 hereof and provided that such minimum number of units as may be agreed to by Licensor and the Licensee prior to expiry of the initial 24 month term of this Agreement (the "Initial Term") have been purchased by the Licensee during the Initial Term. In the event the parties have not agreed on such number of minimum units prior to expiry of the Initial Terms, the Licensee and Licensor shall appoint an agreed upon arbitrator to determine the number.

4.3. The Licensor or the Licensee may terminate this Agreement at any time, after written notice, for breach or default by the other party, unless the other party has remedied such breach or default to the satisfaction of the party complaining, within thirty (30) days after receipt by the breaching party of said written notice of such default. A waiver by a party of its right to terminate this Agreement due to any particular breach or default shall be construed as a continuing waiver. In the event where the Licensor has breached the exclusivity granted to the Licensee under subsection 2.2 hereof, the Licensee, after having provided a written notice to the Licensor detailing the breach and providing a reasonable period to cure such breach, shall be relieved from paying the License Fee, until such a time where the Licensor has provided to the Licensee assurances and evidence that such breach has been cured.

4.4. This Agreement shall be terminated as of right, without notice or formality if (a) either party proceeds to a liquidation of its assets;
         (b) either party hereto makes an assignment of all its property for the general benefit of its creditors, or if a bankruptcy petition is filed against it and a final judgment is rendered pronouncing its bankruptcy;
         (c) if a receiver, trustee, liquidator or any person possessing similar powers is appointed to administer or liquidate either party's assets.

4.5. No termination of this Agreement shall prejudice the Licensor's rights hereunder to the License Fee provided for in subsection 3.1 and to the User Database provided for in section 7, in respect of sales or licensing agreements which have been concluded prior to the termination of this Agreement but for which an invoice has not been issued or payment has not been received, as the case may be.

                                    SECTION 5
                                 CONFIDENTIALITY

5.1. The Licensor and the Licensee agree to treat as confidential any information disclosed to the other as it relates to the system use and marketing of the Software both during and after the duration of this Agreement. The Licensor and the Licensee shall use reasonable care, consistent with the measures taken to safeguard each of their own confidential information, to ensure that, each of their directors, officers, employees, agents, representatives and customers to whom confidential information needs to be disclosed to allow full execution of this Agreement, shall keep all such information confidential.

5.2. Additionally and notwithstanding the standard of confidentiality provided for in subsection 5.1 hereof, the Licensee's actual and future business strategy as it relates to the Software shall be treated as confidential information by the Licensor.

                                   SECTION 6
                     OTHER OBLIGATIONS AND REPRESENTATIONS

6.1.     Nothing in this Agreement shall be construed as:

         (a) granting any license or rights to the Licensee other than those rights granted hereby with respect to the Software; or

         (b) creating a partnership or employer/employee relationship, but the relationship between the parties is acknowledged and agreed to be that of arm's length independent contractors contracting with each other.

6.2. The Licensor warrants that within the Territory, the Software is not infringing on any existing copyrights, patents or trade-marks owned by third parties; if any claim is made against the Licensee or a sub licensee concerning a possible infringement on existing similar software, the Licensor agrees to forthwith indemnify and save the Licensee harmless of and from any consequences that may reasonably flow therefrom in the form of any actions or proceedings taken by third parties or others effected as a result thereof. Without limiting the generality of the above, the Licensor hereby expressly agrees to assume liability for, and to indemnify, protect, and hold harmless the Licensee and its agents, employees, and sub licensees against any and all losses, damages (including punitive, special and consequential damages), liabilities, expenses, costs (including reasonable attorneys'
         fees), penalties and obligations, loss of expected revenues, arising out of or incurred in connection with any reasonable claim, demand, action, suit or proceeding of any kind by any third party in any way relating to the Software. For the duration of this agreement, Licensor shall maintain an insurance coverage of at least $1,000,000 to cover for third party claims of any nature including copyright infringement, and will name Licensee as a co-insured.

6.3. The Licensor warrants that the Software shall be free from defects in material and workmanship, and shall conform to the specifications and functionalities set forth in Schedule A hereof. Furthermore, the Licensor warrants that the Software shall conform to any other specifications, drawing, samples or instructions given at any time and from time to time by the Licensee, provided that conformity, as defined with consideration to accepted industry standards, is achievable and provided the Licensor is afforded the time necessary to complete the required work. The Licensor shall compensate the Licensee forthwith of any loss of expected revenues stemming from the inability of the Software to perform up to the specifications described in Schedule A hereof and those required from time to time by the Licensee.

6.4. During the term of this Agreement and any renewal periods thereafter, the Licensor will provide to the Licensee, free of charge, any new updates of the Software as well as any improvements made to the Software as soon as those updates and improvements are completed and in any event no later than two business days from their commercial release, or other official release within any stage of the development process. As well, the Licensor will provide the Licensee with the required level of support and training.

6.5. During the term of this Agreement and any renewal periods thereafter, the Licensee will be responsible for data entry, sales materials, implementation, monitoring and maintaining a sales plan/program for the Software, designing, building and managing a web site through which the Software may be accessed via the Internet.

                                    SECTION 7
                           RIGHTS TO THE USER DATABASE

7.1. The parties to this Agreement agree that the User Database and all copyright and other intellectual and proprietary rights therein are and will remain, through the duration of this Agreement and after its expiry, the property of the Licensor.

7.2 Upon execution and during the term of this License Agreement, the Licensor shall deposit, at its own costs, the most current version of the source code and any supporting documentation in paper or other suitable fixed form developed for the software (the "Materials") with a trust company. In addition, the Licensor shall provide the trust company from time to time improvements, modifications, updates or changes to the Materials. In the event of a default such as bankruptcy, insolvency or breach by Licensor, Licensor agrees to guarantee Licensee full and complete access to Software server for the full term of the contract and any renewal periods of the contract. Licensee will always be able to use to their fullest capacity the Software in the listed territory for the duration of the contract. The Trust Company will have access to the Materials to ensure 100% term use.


                                    SECTION 8
                           REPRESENTATION AND CONTACT

8.1 Both the Licensee and the Licensor will designate a contact person responsible for regular reviews of data and projections between the Licensor and the Licensee in order for both parties to adequately perform their respective obligations.

                                    SECTION 9
                               GENERAL PROVISIONS

9.1. Any notices or requests which the parties may be required to give pursuant to this Agreement shall be sent by fax or by registered mail, postage prepaid, to the addresses set out below:

         If to the Licensor, at:
         ----------------------

         Phon-Net.com, Inc.
         600-750 W.Pender St.
         Vancouver, BC
         V6C 2T7

         Attention:       Brian Collins
                          President and CEO
         Telephone:       (604) 437-3787
         Fax:             (604) 437-3070

         If to the Licensee, at:
         ----------------------

         ChinaBusinessChain, Group, LLC.
         317 W. Main Street, Suite #205
         Alhambra, CA
         91801
         Attention:       John Shen Lin

         Telephone:       (626) 308-3898
         Fax:             (626) 308-7818

         and shall be deemed to have been received three (3) days after the date of mailing or fax.

9.2. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and neither of the parties shall be bound by any conditions, definitions, warranties or representation with respect to the subject matter hereof, other than as expressly provided in this Agreement.

9.3. This Agreement shall be governed by and interpreted in accordance with the laws of Florida, U.S.A. applicable therein.

9.4. In the event that any section or subsection is held to be invalid or unenforceable or inapplicable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the remainder of the provisions hereof, but such part shall be fully severable, and this Agreement shall be construed and enforced as if such invalid or unenforceable or inapplicable part had never been inserted herein and the parties do hereby agree that they would have signed this Agreement without such invalid or unenforceable part included herein.

9.5. This Agreement will be binding upon the respective parties hereto, and their assignees, provided that neither party shall assign this Agreement or any rights herein without the other party's written consent. It is understood however that Licensee shall have the right to assign this Agreement to one of its affiliates upon written notice to Licensor.

9.6. The obligations in section 5 and in subsections 6.2 and 6.3 shall survive the termination of this Agreement.


IN WITNESS WHEREOF the parties have caused this Agreement to be executed by their respective officers duly authorized, as of the date first mentioned in this Agreement.

(Licensor)                          PHON-NET.COM, INC.

                                    Per: /s/ Brian Collins
                                         ---------------------------------------
                                         Name:  Brian Collins
                                         Title: President and CEO


(Licensee)                          CHINABUSINESSCHAIN GROUP, LLC.
                                    Authorized Signatures:

                                    Per: /s/ John Shen Lin
                                         ---------------------------------------
                                         Name:  John Shen Lin
                                         Title: Vice President Operation China


                                    Per:
                                         ---------------------------------------
                                          Name:  Vu Le
                                          Title: President & CEO

                                   SCHEDULE A

                         SPECIFICATIONS OF THE SOFTWARE

The DIRECT CONNECT software, developed by PHON-NET.COM and is designed to:

1) Allows CONSUMERS, using a single line phone/modem connection to the Internet, to utilize the features of the DIRECT CONNECT software.

2) Allows BUSINESSES, using a DIRECT CONNECT license (one-year term), to set up DIRECT CONNECT icons on their business web pages, allowing consumers to utilize the features of the DIRECT CONNECT software.

CONSUMERS FEATURES AND BENEFITS INCLUDE:

- DIRECT CONNECT software is free to all consumers.

- DIRECT CONNECT software installs the first time the icon is used.

- DIRECT CONNECT software will automatically upgrade to the newest version when clicked any time after the initial installation.

- DIRECT CONNECT features a direct (voice) connection, allowing consumers to connect to businesses from the Internet by placing a regular phone call with their single line phone/modem connection while viewing the business' web page.
Specifically:

                  Controls modem/phone connection.

                  b)       Auto dials the business.

                  c)       Alerts you to pick up the phone.

                  d) Allows the consumer to view the web page and talk to business simultaneously.

                  e) When finished, the consumer hangs up and clicks the "DONE" button.

                  f)       The Internet link is re-established.

                  g) The Consumer can now talk to businesses without logging on or off the Internet.

- DIRECT CONNECT also features an email option for consumers to receive an email of the business' specials, promotions, coupons, and/or information from a business by using the e-commerce (email) button. The consumer is able to enter any email address to receive the e-commerce email from the business. Consumers will have free technical support (during designated business hours)

- DIRECT CONNECT also features a CallMe option for consumers using alternative methods of connection to the Internet which do not utilize the only available telephone line. Businesses are sent a voice message containing the number entered by the consumer trying to contact them. The business is then prompted to choose one of three pre-recorded responses that can be sent back to the consumer and viewed on their computer screen. Available in North America. Consumers will have free technical support (during designated business hours)

DOWNLOAD SPEED COMPARISONS

Current Size of Direct Connect: 348 KB


Modem             Maximum Rate              Approximate Time to Download in Minutes and Seconds (Mm:ss)
Rating            of Download *
                                            Actual Size      Download Size **
56,600 **         6.5 KB/second               00:54              01:24

33,600            4.2 KB/second               01:24              02:06

28,800            3.6 KB/second               01:36              02:30


BUSINESS FEATURES AND BENEFITS INCLUDE:

The business will receive a one-year license for each DIRECT CONNECT account.

Unlimited use of each DIRECT CONNECT account on business web pages.

Easy to set up by a virtual on-line program.

24 hr. a day, 7 days a week access to each DIRECT CONNECT account with complete control over account information and features.

Illustrated printable instruction manual.

Technical support (In English only, during designated business hours - 7 days a week, 8am-5pm PST - in North America. Phon-Net.com will train technical support staff in the locale of the Licensor.)

Each account will include the features of:

A direct (voice) connection to any telephone number used by the business.

Email specials of unlimited length can be composed in standard ASCII characters by the business for consumers to request and receive.

The CallMe feature, which sends a pre-recorded message to businesses at the request of a consumer to be called by that business.

DIRECT CONNECT is designed to work with a consumer's existing hardware. No guarantee of service is offered if the consumer has no data modem with a regular touch tone phone, or if single phone line is shared with a fax and/or custom fax software, or if Internet connection is by ISDN, ADSL and/or cable modem, or if computer is part of a LAN (Local Area Network) or WAN (Wide Area Network), or any other hardware/software not identified as common for consumers. If a consumer does not meet the pre-requisites needed to utilize the Direct Connect software, the Direct Connect software, upon installation and not finding a modem, will assume the consumer has a phone line available, and will display a message stating that the CallMe feature is the only viable voice connection feature available to that particular user at that time.

INTERFACE AND INSTRUCTIONS for the Direct Connect software will be modified jointly by both parties for clarity and understanding from the consumer's point of view. Direct Connect will be provided with a custom interface for language support and product branding within 40 days of this signed agreement.

DIRECT CONNECT software is designed and tested to work with Windows 9x/ME and NT/2000.

DIRECT CONNECT is designed to work with javascript-enabled Microsoft Internet Explorer 4.x and 5.x and Netscape Navigator 4.x, as well as AOL 5.0 or higher, using Windows only.

         ALTHOUGH DIRECT CONNECT MAY WORK WITH UNCOMMON AND/OR CUSTOM HARDWARE/SOFTWARE USED BY CONSUMERS, DIRECT CONNECT IS DESIGNED FOR STANDARD COMPUTERS, STANDARD DIAL-UP CONNECTIONS, AND A TOUCHTONE PHONE (CONNECTED TO THE MODEM AND/OR SAME TELEPHONE NUMBER).

                                   SCHEDULE B

                        PARTICULARS OF THE LICENSING FEE

         Distributors/Sub-distributors selling DIRECT CONNECT licenses to businesses will have a distributor account with as many as required number of blank accounts set up to distribute to the businesses. All accounts will be available to view/control by the Distributors/Sub-distributors on a master log-on screen.

         PHON-NET.COM reserves the right to access all master log-on screens to verify accounts purchased/invoiced.

                                 PURCHASE PRICE

Phon-Net.com, Inc., is offering PHON-NET Direct Connect to ChinaBusinessChain Group, LLC., at a purchase price of $50.00 per annual unit, with a minimum of 5000 units, for a total of $250,000.00, payable in US funds with half payable on the effective date of the contract and half on delivery of a Chinese language version of the Software.

         ChinaBusinessChain Group, LLC, will purchase PHON-NET Direct Connect license units acquired in addition to the initial purchase of 5000 units at a price of $50.00 per annual unit, payable on a quarterly basis for licenses sold in the quarter paid within seven (7) days from the close of the quarter.

                                     FURTHER

         Phon-Net.com is also offering ChinaBusinessChain Group, LLC., a warrant of 250,000 restricted shares at a purchase price of $0.25 per share, which may be exercised within the twenty-four (24) month period of this agreement only.

                          ADDENDUM TO LICENSE AGREEMENT

ENTERED INTO IN VANCOUVER, BRITISH COLUMBIA, this 30th day of April, 2001

BETWEEN: PHON-NET.COM, INC., a Florida corporation duly constituted under the laws of Florida, having its head office or principal place of business at 600-750 W. Pender St., Vancouver, BC, V6C 2T7 (hereinafter referred to as the "Licensor")

AND: ChinaBusinessChain Group, LLC, a corporation duly constituted under the laws of California, having its head office or principal place of business at 2601 Main Street, Suite 530, Irvine, CA 92614 (hereinafter referred to as the "Licensee")


                                    SECTION 1
                                    ADDENDUM

1.1 The parties herein agree that the initial payment of $250,000/USD is a one time licensing and development fee and does not constitute purchase of specific licenses.

1.2 The distribution of the first 5000 annual licenses is assigned to the Licensee for initial market penetration or promotion.

1.3 The parties agree to the issuance of one million annual licenses for distribution efforts in the Territory with payments rendered by Licensee on the first day of each month for every unit sold in the previous month.

(Licensor)                            PHON-NET.COM, INC.



                                      Per: /s/ Sloan Young
                                           -------------------------------------
                                           Name:  Sloan Young
                                           Title: Vice President of Operations




(Licensee)                            CHINABUSINESSCHAIN GROUP, LLC.
                                      Authorized Signatures:



                                      Per: /s/ John Shen Lin
                                           -------------------------------------
                                           Name:  John Shen Lin
                                           Title: Vice President Operation China



                                      Per: /s/ Vu Le
                                           -------------------------------------
                                           Name:  Vu Le
                                           Title: President and CEO